UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 State Street, Beloit, Wisconsin 53511
(Address of principal executive office)

(608) 364-8800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Item 9.01   Financial Statements and Exhibts

SIGNATURES

Exhibit 10.1 Shareholder Value Added Executive Officers Incentive Compensation Plan

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2006, the Shareholders of REGAL-BELOIT CORPORATION (the “Company”) approved the REGAL-BELOIT CORPORATION Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) at the Annual Meeting of Shareholders. The Executive Officers of the Company (the “Participants”) participate in this program.

The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term. In order to align executive management incentives with shareholder interests, incentive compensation will reward the creation of value. This Plan ties incentive compensation to Shareholder Value Added (“SVA”) and, thereby, rewards executive management for creating value and penalizes management for diminishing value.

SVA is the performance measure of value creation. SVA reflects the benefits and costs of capital employment. By imputing the cost of capital upon the operating profits generated by the Company, SVA measures the total value created by executive management.

SVA = (Net Operating Profit After Tax - Capital Charge)

Each Participant has a prescribed target bonus. The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’s Target Bonus Value. Bonuses earned in any one Fiscal Year up to the Target Bonus Value will be fully paid out shortly after the end of that Fiscal Year. Bonuses earned above the Target Bonus Value are deferred, with one-third of the deferred balance paid out after the end of each of the following three Fiscal Years. (Note: The capitalized items in the above paragraphs are as defined here or, if not defined here, as defined in the Plan document filed herewith.)

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable
(b)	Not Applicable
(c)	Not Applicable
(d)	Exhibits: The following exhibit is being furnished herewith:

10.1	Shareholder Value Added Executive Officers Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

Date: April 28, 2006	By:	/s/ David A. Barta

Vice President, Chief Financial Officer